Exhibit 4.8

FOURTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT,
TERM LOAN AND SECURITY AGREEMENT AND WAIVER

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT AND WAIVER, dated as of April 14, 2014 (this “Amendment”), relating to the Credit Agreement referenced below, is by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Borrower”), the lenders identified on the signature pages hereto (the “Lenders”), and PNC Bank, National Association, a national banking association, as agent for the Lenders (in such capacity, the “Agent”). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a credit facility has been extended to the Borrower pursuant to the terms of that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of October 31, 2011 (as amended and modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders identified therein, and PNC Bank, National Association, as agent for the Lenders;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement;

WHEREAS, the Required Lenders have agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment. The Credit Agreement is amended as set forth below:

(a) The definitions of “Maximum Loan Amount” and “Maximum Revolving Advance Amount” as set forth in Section 1.2 of the Credit Agreement are amended to read as follows, respectively:

““Maximum Loan Amount” shall mean $22,476,190.49 less repayments of the Term Loan.”

““Maximum Revolving Advance Amount” shall mean $12,000,000.”

(b) Section 6.5(b) of the Credit Agreement is amended to read as follows:

“(b) Fixed Charge Coverage Ratio.

Cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0 for (i) the one quarter period ending as of June 30, 2014; (ii) the two quarter period ending as of September 30, 2014; (iii) the three quarter period ending as of December 31, 2014; (iv) the four quarter period ending as of March 31, 2015 and each fiscal quarter thereafter.”

(c) Section 7.12(a) of the Credit Agreement is amended to read as follows:

“(a) Form any Subsidiary unless (i) such Subsidiary is a Domestic Subsidiary or is Perma-Fix Canada, Inc., (ii) such Subsidiary expressly joins in this Agreement as a Credit Party and executes a joinder and joins the Secured Subsidiaries Guaranty and under any other agreement between any Credit Party and Lenders and (iii) Agent shall have received all documents, including, without limitation, legal opinions and appraisals it may reasonably require in connection therewith, except as described on Schedule 7.12(a).”

2. Waiver. The Agent and the Required Lenders hereby waive (a) the violation by the Borrower of the Fixed Charge Coverage Ratio covenant set forth in Section 6.5(b) of the Credit Agreement for the quarter ending as of December 31, 2013 and waive the requirement that the Fixed Charge Coverage Ratio be tested for the quarter ending as of March 31, 2014; (b) the violation of the requirement in Section 9.7 that the audited financial statements be issued without a “going concern” qualification for the 2013 audited financial statements only; and (c) the violation of Section 7.12 as Borrower has (i) bought a Foreign Subsidiary, CEE Opportunity Partners Poland S.A., and formed a new Domestic Subsidiary, Perma-Fix Medical Corporation, a Delaware corporation, neither of which shall become a Credit Party and (ii) formed a Canadian Subsidiary, Perma-Fix Canada, Inc., an entity organized in Halifax, Nova Scotia, that will become a Guarantor to the Credit Agreement and the Other Documents.

This Amendment shall not constitute a waiver of any provision of the Credit Agreement or any Other Document not expressly waived herein and shall not be construed as a waiver to any action on the part of Borrower that would require a waiver or of the Agent or any Lender except as expressly stated herein. The waiver specifically described herein shall not constitute and shall not be deemed a waiver of any Default or Event of Default or any rights and remedies arising as a result thereof other than as specifically set forth herein.

3. Conditions Precedent. This Amendment shall be effective as of the date hereof upon satisfaction of each of the following conditions precedent:

(a) the execution of this Amendment by the Borrower, the Required Lenders and the Agent;

(b) the execution of the Fourth Amended, Restated and Substituted Revolving Credit Note; and

(c) receipt by the Agent of payment from the Borrower (including an Advance initiated by Agent) of a non-refundable amendment fee in the amount of $30,000 in good and immediately available Dollars.

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4. Condition Subsequent. Prior to July 8, 2014, the Borrower shall deliver or shall cause to be delivered to the Agent (a) documents and other information requested by the Agent with respect to the new Canadian Subsidiary, Perma-Fix Canada, Inc., an entity organized in Halifax, Nova Scotia, that will become a Guarantor, (b) an executed Second Amended and Restated Secured Subsidiaries Guaranty or an Agreement to be Bound by Guaranty with respect to Perma-Fix Canada, Inc. and such other documents reasonably requested by the Agent to add Perma-Fix Canada, Inc. as a Guarantor to the Credit Agreement and the Other Documents and (c) an executed First Amendment to Pledge Agreement.

5. Representations and Warranties. The Borrower hereby represents and warrants in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

6. Acknowledgments, Affirmations and Agreements. The Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment and (ii) affirms all of its obligations under the Credit Agreement and the Other Documents.

7. Credit Agreement. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement remain in full force and effect.

8. Expenses. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Agent’s legal counsel.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

10. Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	PERMA-FIX ENVIRONMENTAL SERVICES, INC.

	By:	/s/Ben Naccarato
	Name:	/s/Ben Naccarato
	Title:	CFO

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, in its capacity as Agent and as Lender

	By:	/s/Scott Goldstein
	Name:	Scott Goldstein
	Title:	Senior Vice President

Fourth Amendment and Wavier

Perma-Fix